SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K
                         CURRENT REPORT





Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                     January 20, 1995
            (Date of earliest event reported)

                NORTH FORK BANCORPORATION, INC.
     (Exact name of Registrant as specified in its charter)


     Delaware                 0-10280        36-3154608
(State or other jurisdiction  (Commission    (IRS Employer
     of incorporation)        File Number)   Identification No.)



         9025 Main Road,  Mattituck, New York   11952
   (Address of principal executive offices, including zip code)


                    (516) 298-5000
     (Registrant's telephone number, including area code)


                    NOT APPLICABLE
    (Former name or former address, if changed since last report)

 Item 5. Other Events

       North Fork Bancorporation, Inc. issued a press release announcing its earnings for the quarter and year ended December 31, 1994. A copy of such press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 7.  Financial Statement and Exhibits
     (c)  The following Exhibit is filed with this Current Report on Form 8-K:

Exhibit
Number                   Description

  99      Press Release of North Fork Bancorporation, Inc., dated
          January 20, 1995.

                            SIGNATURE






     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.


Date:   February 10, 1995





                              NORTH FORK BANCORPORATION, INC.



                              By:  /s/Daniel M. Healy
                              Name:   Daniel M. Healy
                              Title:  Executive Vice President and
                                     Chief Financial Officer

                          EXHIBIT INDEX


Exhibit
Number                        Description

  99      Press Release of North Fork Bancorporation, Inc., dated
          January 20, 1995.

                                             EXHIBIT 99


                    (North Fork Bancorp Logo)


                                             PRESS RELEASE


FOR IMMEDIATE RELEASE                Contact:  Daniel M. Healy
                                     Executive Vice President &
                                     Chief Financial Officer






                  NORTH FORK BANCORP ANNOUNCES
        NET INCOME FOR FULL-YEAR AND FOURTH QUARTER 1994



   Mattituck, N.Y. - January 20, 1995 - North Fork Bancorporation, Inc. (NYSE:NFB) reported net income of $29.7 million, or $1.25 per share,for the year ended December 31, 1994, as compared with net income of $25.6 million, or $1.10 per share, in 1993. The operating results include Metro Bancshares Inc., which was acquired November 30, 1994, in a pooling of interests transaction. Consequently, the consolidated financial statements and financial highlights of North Fork have been retroactively restated for all reporting periods to include Metro. Net income for the quarter ended December 31, 1994 was $1.0 million, or $.04 per share, compared to $7.0 million, or $.30 per share for the fourth quarter of 1993. Included in operating results are merger and related restructuring charges of $14.3 million associated with the Metro acquisition, substantially all of which were incurred in the fourth quarter, as well as, net security losses of $9.2 million and $7.2 million for the year and fourth quarter of 1994, respectively. The security losses incurred in the fourth quarter were in conjunction with a repositioning of the Company's securities portfolio giving consideration to securities acquired in the Metro transaction, and to reduce the combined companies exposure to further increases in interest rates.
   The per share earnings, excluding the aforementioned merger and restructure costs, and net security losses, less the related tax effects, would have been $1.84, and $.57 for the year and fourth quarter 1994, respectively. For the year, North Fork had a return on average assets of 1.01%, as reported, or 1.49%, excluding these charges. Its return on average equity was 12.12%, as reported, or 17.9%, as adjusted. "We have been able to achieve all key components of our business strategy while gaining earnings momentum as we enter 1995, a larger and stronger organization positioned to capitalize on market place opportunities," stated John Adam Kanas, Chairman, President and Chief Executive Officer. Weighted average shares outstanding, including the effects of shares issued in the Metro transaction, were 23.8 million and 24.0 million, for the year and quarter ended December 31, 1994, respectively. Total shares outstanding at year ended December 31, 1994 rose to 23.0 million.
   Net interest income on a fully taxable equivalent basis was $34.7 and $134.4 million for the three months and year ended December 31, 1994, respectively. Such amounts were $31.0 million and $119.9 million for the comparable periods in the preceding year. The net interest margin on a fully taxable equivalent basis rose to 5.15% in the 1994 fourth quarter compared to 4.87% in the immediately preceding quarter. The net interest margin was 4.83% for the full year 1994 compared to 4.54% for 1993. These improved trends in net interest margin are primarily the result of the rising interest rate environment experienced throughout 1994, as well as, growth in demand deposit balances. Loans, net of unearned income, rose to $1.8 billion at year end 1994, a 4.6% increase over 1993. The improvement was primarily in the Company's multi-family mortgage line of business acquired in the Metro acquisition. "We are encouraged by our loan growth and demand, that we believe is reflective of improving economic conditions. However, we remain steadfast in our adherence to high levels of credit quality and controls," said Mr. Kanas.
   Demand deposit balances, an important funding source, increased to a record $331 million at year end 1994. Non-interest income, excluding the effects of security transactions, was $19.0 million and $4.7 million for year and quarter ended December 31, 1994, respectively,compared to $18.9 million and $4.4 million for the comparable periods for 1993. Service charges on deposit accounts, for the year increased approximately 19% offsetting the decline in mortgage banking operations. Further, trust and investment management fees increased 8% for the
year as assets under management exceeded $500 million for the first time.   The
Company's core efficiency ratio improved to 48.5% in the fourth quarter as the Company continues to stress cost controls over every aspect of its business. "We expect the core efficiency ratio to improve further in 1995 as we realize the full economic benefits of the Metro acquisition," stated Daniel M. Healy, Executive Vice President and Chief Financial Officer.
   Non-performing assets at year end 1994 of $47.0 million constitute 1.73% of total assets, compared to $70.2 million, or 2.43% of total assets for 1993. The allowance for loan losses was 148% of non-performing loans in 1994, as compared to 129% in 1993.
   North Fork Bancorporation, Inc., with total assets of $2.7 billion, deposits of $2.3 billion and stockholders' equity of $254.9 million, or $11.06 per share, is the holding company for North Fork Bank, 46 branch commercial bank operating in Suffolk, Nassau, Queens, Westchester and Rockland Counties. North Fork recently announced that it is in discussions to acquire Great Neck Bancorp, the parent of Great Neck Bank a $125 million asset commercial bank located on Long Island, New York.

                      North Fork Bancorporation, Inc.
                              ( NYSE : NFB )
              (Dollars in thousands except per share amounts)


                            Three Months Ended       Twelve Months Ended
INCOME STATEMENT HIGHLIGHT  12/31/94  12/31/93*     12/31/94  12/31/93*

Interest Income             $52,015   $48,477       $203,733  $191,630
Interest Expense             17,774    17,830         71,227    73,169
     Net Interest Income     34,241    30,647        132,506   118,461

Provision for Loan Losses       750     1,250          3,275    10,300
  Net Interest Income after
   Provision for Loan Losses 33,491    29,397        129,231   108,161

Non-Interest Income:
Service Charges on Deposit
     Account                  2,703     2,524         11,013     9,287
 Mortgage Banking Operation     613       731          2,358     4,051
 Trust and Department
     Management                 523       462          1,800     1,665
 Other Income                   875       637          3,849     3,935
Net Securities
     (Losses)/Gains          (7,217)       15         (9,211)    1,457
Total Non-Interest Income    (2,503)    4,369          9,809    20,395

Non-Interest Expense:
 Merger and Restructuring
     Charges                 13,929         0         14,338         0
     Operating expenses      19,131    18,359         74,453    71,962
     Other Real Estate       (1,143)    3,911          3,651    13,971
Total Non-Interest Expense   31,917    22,270         92,442    85,933

Income/(Loss) Before Taxes     (929)   11,496         46,598    42,623
Provision/(Benefit) for
     Income Taxes            (1,904)    4,488         16,926    16,976
     Net Income                $975    $7,008        $29,672   $25,647

Earnings Per Share            $0.04     $0.30          $1.25     $1.10

Weighted Average Equivalent
   Shares Outstanding    23,998,498  23,697,003    23,762,722  23,242,039

Return on Average Assets       0.14%     0.95%          1.01%     0.91%

Return on Average Equity       1.53%    12.60%         12.12%    12.19%

Yield on Interest
   Earning Assets              7.78%     7.03%          7.39%     7.32%

Cost of Funds                  3.17%     2.94%          3.02%     3.14%

Net Interest Margin            5.15%     4.46%          4.83%     4.54%

Core Efficiency Ratio         48.48%    51.89%         47.97%    51.81%

*Restated to include Metro Banshares Inc. acquired November 30, 1994 on a pooling of interest basis.

                           North Fork Bancorporation, Inc.(  NYSE : NFB )
                          ( Dollars in thousands except per share amounts)


BALANCE SHEET HIGHLIGHTS   December 31, 1994     December 31, 1993*

Loans, net of unearned         1,805,845            1,725,889

Allowance for Loan Losses         50,069               56,556

Total Securities                 773,297              971,867

Total Assets                   2,717,776            2,884,375

Deposits - Demand                331,245              276,963

Deposits - Other               2,011,642            2,071,582

Borrowed Funds                    95,000              288,643

Stockholders' Equity             254,923              226,310

Book Value Per Share              $11.06               $10.08

SELECTED FINANCIAL HIGHLIGHTS
                                December 31, 1994   December 31, 1993*

CAPITAL:
Risk Based Capital
     Tier 1                           14.94%              12.06%
     Total                            16.22%              13.34%
Leverage Ratio                         8.40%               6.88%

Actual Shares Outstanding        23,047,242          22,445,605


ASSET QUALITY:

Loans past due 90 days or more
     and still accruing               1,597              2,265
Non-Accrual Loans                    32,324             41,735
Total Non-Performing Loans           33,921             44,000
Other Real Estate                    13,053             26,215
Total Non-Performing Assets          46,974             70,215

Allowance for loan losses to
     non performing loans            147.60%            128.54%

Allowance for loan losses to total
     loans, net of unearned income     2.77%              3.28%

*Restated to include Metro Banshares Inc. acquired November 30, 1994 on a pooling of interest basis.